     Exhibit (d)(4)
Equity Commitment Letter
3G Special Situations Fund II L.P.
c/o 3G Capital Partners Ltd.
600 Third Avenue 37th Floor
New York, New York 10016
September 2, 2010
Blue Acquisition Holding Corporation
c/o 3G Capital Partners Ltd.
600 Third Avenue 37th Floor
New York, New York 10016

Re:	Project Blue Merger Agreement
Ladies and Gentlemen:
     This letter agreement sets forth the commitment of 3G Special Situations Fund II, L.P., a Cayman limited partnership (“Sponsor”), subject to the terms and conditions contained herein, to purchase certain equity interests of Blue Acquisition Holding Corporation, a newly formed Delaware corporation (“Parent”). It is contemplated that, pursuant to an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) to be entered into as of the date hereof by and among Parent, Blue Acquisition Sub, Inc., a newly-formed Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and Burger King Holdings, Inc., a Delaware corporation (the “Company”), Sub will make a tender offer (as it may be amended from time to time as permitted under the Merger Agreement, the “Offer”) to purchase all the outstanding shares of Company Common Stock at the Offer Price, net to the seller thereof in cash, and, regardless of whether or not the Offer is completed, will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement.
     1. Commitment. Sponsor hereby commits, subject only to the conditions set forth in paragraph 2 of this letter agreement, that, simultaneously with the earlier of the Offer Closing or the Merger Closing, it shall purchase, or shall cause the purchase of, equity interests of Parent for an aggregate amount equal to $1.5 billion (the “Commitment”) solely for the purpose of funding, and to the extent necessary to fund, a portion of the aggregate Offer Price and/or Merger Consideration pursuant to and in accordance with the Merger Agreement, together with related expenses; provided that under no circumstance shall Sponsor be obligated to fund, in the aggregate, an amount in excess of the Commitment. Sponsor may effect the purchase of the equity interests of Parent directly or indirectly through one or more affiliated entities, but nothing shall relieve Sponsor of its obligations hereunder. The amount of the Commitment to be funded under this letter agreement simultaneously with the earlier of the Offer Closing or the Merger Closing may be reduced in an amount specified by Parent but only to the extent that it will nevertheless be possible for Parent to consummate the transactions contemplated by the Merger Agreement in accordance with all requirements therein (and without breaching the terms of the Debt Commitment Letters or New

Debt Commitment Letters, as applicable, or causing the failure of any of conditions set forth therein) with Sponsor contributing less than the full amount of its Commitment.
     2. Conditions. The funding of the Commitment shall be subject to (i) the execution and delivery of the Merger Agreement by the parties thereto, (ii) if the Offer Closing shall occur, the satisfaction, or waiver by Parent and Sub (with the prior written approval of Sponsor), of all the Offer Conditions as of the expiration of the Offer or if the Merger Closing shall occur (without the Offer Closing), the satisfaction, or waiver by Parent and Sub (with the prior written approval of Sponsor), at the Merger Closing of all conditions precedent to the obligations of Parent and Sub to consummate the Merger set forth in Section 8.01 (other than Section 8.01(d)) of the Merger Agreement and Section 8.02 of the Merger Agreement and (iii) the Debt Financing (or, in the case Alternative Debt Financing has been obtained in accordance with Section 7.08, such Alternative Debt Financing) has been funded or would be funded simultaneously in accordance with the terms thereof at the Offer Closing or the Merger Closing, as applicable, if the Commitment is funded at the Offer Closing or the Merger Closing, as applicable, and (iv) the substantially contemporaneous consummation of the Offer Closing, if the Offer Closing shall occur, and the Merger.
     3. Limited Guaranty. Concurrently with the execution and delivery of this letter agreement, Sponsor is executing and delivering to the Company a Limited Guaranty, dated as of the date hereof (the “Limited Guaranty”), in favor of the Company in respect of Parent’s obligations under the Merger Agreement, including its obligations to pay the Parent Termination Fee and its other payment obligations under the Merger Agreement, including any such payment obligation arising out of or in connection with a breach thereof, in each case pursuant to the terms and conditions of, and subject to the limitations of, the Merger Agreement. The Company’s remedies against Sponsor under the Limited Guaranty, the Company’s rights to specific performance under this letter agreement and the Company’s remedies against Parent and Sub under the Merger Agreement shall be, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company or any of its Affiliates against (i) Sponsor, Parent or Sub and (ii) any former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of Sponsor, Parent or Sub or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing (other than Parent and Sub to the extent provided in the Merger Agreement) (those persons and entities described in clause (ii) but excluding Parent and Sub, each being referred to as a “Non-Recourse Parent Party”) in respect of any liabilities or obligations arising under, or in connection with, this letter agreement or the Merger Agreement or any of the transactions contemplated hereby or thereby, including in the event Parent or Sub breaches its obligations under the Merger Agreement, whether or not Parent’s or Sub’s breach is caused by Sponsor’s breach of its obligations under this letter agreement. Notwithstanding anything to the contrary set forth in this Paragraph 3, Paragraph 11 of this letter agreement or in the Limited Guaranty, the Company, as the express third party beneficiary hereunder on the terms, and subject to the conditions, set forth in Paragraph 11 of this letter agreement, may cause Parent and Sub to, or to directly, cause the Commitment to be funded as, and only to the extent, permitted by the exercise of the Company’s rights under Section 11.10(b) of the Merger Agreement or on the terms, and subject to the conditions, set forth in Paragraph 11 of this letter agreement.
     4. Enforceability. This letter agreement may only be enforced by Parent or by the Company (in the case of the Company, on the terms, and subject to the limitations, set forth in Paragraph 11 of this letter agreement or Section 11.10 of the Merger Agreement). Neither Parent’s creditors

(other than the Company, subject to the terms and conditions hereof and the Merger Agreement) nor any other person other than Parent and the Company shall have any right to enforce this letter agreement or to cause Parent to enforce this letter agreement.
     5. Representations and Warranties. Sponsor hereby represents and warrants, with respect to itself to Parent and the Company that: (a) it has all limited partnership power and authority to execute, deliver and perform this letter agreement, (b) the execution, delivery and performance of this letter agreement by the undersigned has been duly and validly authorized and approved by all necessary limited partnership action, and no other proceedings or actions on the part of the undersigned are necessary therefor, (c) this letter agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against the undersigned in accordance with its terms, (d) the amount of the Commitment is equal to or less than the maximum amount that Sponsor is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents, (e) it has uncalled capital commitments equal to or in excess of the amount of the Commitment, (f) it has the right to call capital, and its limited partners or other investors have the obligation to fund such capital within ten (10) business days following the issuance of the capital call, in an aggregate amount equal to or in excess of the amount of the Commitment (including upon the satisfaction of the conditions set forth in Paragraph 2 hereof), and (g) the execution, delivery and performance by the undersigned of this letter agreement do not and will not (i) violate the organizational documents of the undersigned, (ii) violate any applicable Law or Judgment, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, any Contract to which the undersigned is a party, in any case, for which the violation, default or right would be reasonably likely to prevent or materially impede, interfere with, hinder or delay the consummation by Sponsor of the transactions contemplated by this letter agreement on a timely basis. Sponsor acknowledges that the Company has specifically relied on the accuracy of the representations and warranties contained in this Paragraph 5 and in the event of any breach hereof the Company shall have specific right to enforce and seek appropriate damages, relating to any breach of this Paragraph 5.
     6. Non-Disclosure. Other than as required by Law or the rules of any national securities exchange, each of the parties agrees that it will not, nor will it permit its advisors or Affiliates to, disclose to any person or entity the contents of this letter agreement, other than to the Company and its advisors who are instructed to maintain the confidentiality of this letter agreement in accordance herewith.
     7. No Modification; Entire Agreement. This letter agreement may not be amended, waived or otherwise modified without the prior written consent of Parent and Sponsor; provided, however, that any amendment, waiver or modification that would reasonably be expected to be adverse to the Company’s rights hereunder shall require the prior written consent of the Company. Together with the Limited Guaranty, this letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between Sponsor or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other, with respect to the transactions contemplated hereby. No transfer of any rights or obligations hereunder shall be permitted without the consent of Parent, Sponsor and the Company. Any transfer in violation of the preceding sentence shall be null and void.

     8. Governing Law; Jurisdiction; Venue. This letter agreement, and all claims and causes of action arising out of, based upon, or related to this letter agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of Delaware. Any legal action, suit or proceeding arising out of, based upon or relating to this letter agreement or the transactions contemplated hereby shall be brought solely in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the County of New Castle County in the State of Delaware) and any direct appellate court therefrom. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any legal action, suit or proceeding arising out of, based upon or relating to this letter agreement and the rights and obligations arising hereunder and agrees that it will not bring any action arising out of, based upon or related to this letter agreement in any other court. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any legal action, suit or proceeding arising out of, based upon or relating to this letter agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process as set forth below, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this letter agreement, or the subject mater hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that notice or the service of process in any action, suit or proceeding arising out of, based upon or relating to this letter agreement or the rights and obligations arising hereunder shall be properly served or delivered if delivered in the manner contemplated by Section 13 of the Limited Guaranty, with respect to Sponsor, and Section 11.03 of the Merger Agreement, with respect to Parent.
     9. Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS LETTER AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.
     10. Counterparts. This letter agreement may be executed by facsimile or electronic transmission and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     11. Third Party Beneficiaries; Limited Recourse by the Company. This letter agreement shall inure to the benefit of and be binding upon Parent and Sponsor. Sponsor acknowledges that the Company has relied on this letter agreement and, accordingly, that the Company is an express third party beneficiary hereof, entitled to enforce such provisions in accordance with their terms and to seek any remedy for breach thereof. In addition, Sponsor acknowledges that the Company has relied on this letter agreement and that the Company is an express third party beneficiary hereof and is entitled to specifically enforce the obligations of Sponsor directly against Sponsor to the full extent hereof in connection with the Company’s exercise of its rights under Section 11.10(b) of the Merger Agreement and, in connection therewith, the Company has the right to obtain an injunction, or other appropriate form of specific performance or equitable relief, to cause Parent and Sub to cause, or to directly cause, Sponsor to fund, directly or indirectly, the Commitment and to take any and all actions as may be necessary or appropriate to cause the Commitment to be funded as, and only to the extent permitted, in each case, when all of the conditions set forth in Paragraph 2 have been satisfied and as otherwise contemplated by the exercise of the Company’s rights under, Section 11.10(b) of the Merger Agreement, and the Company shall have no other rights or remedies hereunder. Except for the rights of the Company set forth in the immediately preceding sentence, nothing in this letter agreement, express or implied, is intended to confer upon any person other than Parent, Sponsor and the Company any rights or remedies under, or by reason of, or any rights to enforce or cause Parent to enforce, the Commitment or any provisions of this letter agreement or to confer upon any person any rights or remedies against any person other than Sponsor (but only at the direction of Sponsor as contemplated hereby) under or by reason of this letter agreement. Without limiting the foregoing, neither Parent’s creditors (other than the Company, but in the case of the Company only on the terms, and subject to the limitations, set forth in this Paragraph 11 of this letter agreement or Section 11.10 of the Merger Agreement) nor any person (other than Parent or the Company) shall have any right to specifically enforce this letter agreement or to cause Parent to enforce this letter agreement.
     12. Termination. The obligation of Sponsor to fund the Commitment will terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, and (b) the Merger Closing (so long as Sponsor shall have funded the Commitment in connection therewith). Nothing in this Paragraph 11 shall limit any rights under Section 11.10 of the Merger Agreement.
     13. No Recourse. Except as set forth in Paragraphs 5, 11 and 15, notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, and notwithstanding the fact that Sponsor may be a partnership or limited liability company, by its acceptance of the benefits of this letter agreement, Parent acknowledges and agrees that no person other than Sponsor has any obligations hereunder and that no recourse shall be had hereunder, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, any Non-Recourse Parent Party, through Parent, Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against any Non-Recourse Parent Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise; provided, however, that in the event that prior to the termination of this letter agreement in accordance with its terms, Sponsor (i) consolidates with or merges with any other person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any person such that the sum of the remaining net assets (excluding uncalled capital of Sponsor) is less than the Commitment and the transferee thereof does not assume, directly or indirectly, Sponsor’s obligations hereunder, then, and in each such case, Parent and the Company, as an express third party beneficiary hereunder, may seek recourse, whether by the enforcement of any Judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable Law, against such continuing or surviving entity or such person, as the case may be, but only to the extent of the liability of Sponsor under the Limited Guaranty, but nothing shall limit the

Company’s rights pursuant to Paragraph 11 hereunder and Section 11.10(b) of the Merger Agreement.
     14. Severability. If any term or other provision of this letter agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this letter agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto; provided, however, that this letter agreement may not be enforced without giving effect to the provisions of Paragraph 3 of this letter agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this letter agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
     15. Capital Call Obligations. As promptly as practicable after the execution hereof, and in any event no later than one day after the execution hereof, Sponsor shall (and the general partner or other manager of Sponsor shall cause Sponsor to) deliver a capital call or other request for funding in an aggregate amount equal to at least $1.5 billion (the “Capital Call”), in each case, to its limited partners or other investors in accordance with the terms of the organizational documents of the Sponsor (including its formation documents and limited partnership agreement and any other applicable governing documents) (collectively, the “Sponsor Organizational Documents”). The Capital Call shall require such limited partners and other investors to fund, within ten (10) business days (or 10 days in the case of Sponsors’ three founding investors) of the date of the Capital Call, the amounts required to be funded thereunder, which amounts shall in no event be less than $1.5 billion in the aggregate. Sponsor shall make available to the Company copies of the documentation evidencing that such Capital Call has been issued in accordance with the Sponsor Organizational Documents and the terms hereof. Sponsor shall not release or use the funds unless such release or payment is being made to satisfy Sponsor’s obligations under the Limited Guaranty or this Equity Commitment Letter, in each case, in accordance with the terms thereof, or to pay fees and expenses related to the transactions contemplated by the Merger Agreement; provided, however, that from and after the termination of the Merger Agreement, this Paragraph 15 shall not restrict the release or disposition of all funds in excess of the sum of (x) the Parent Termination Fee and (y) the amount of Sponsor’s reasonably expected administrative expenses, in this case, until such time as the Limited Guaranty shall have terminated by its terms. Without the consent of the Company, the Sponsor shall not amend, modify or waive, in whole or in part, any of the provisions of the Sponsor Organizational Documents (including any commitment letters). Sponsor will cooperate with the Company’s reasonable requests for information to evidence the Sponsor’s compliance with the terms of this Paragraph 15, including as to the receipt of the funds contemplated by the foregoing. Sponsor acknowledges that the Company has specifically relied on the Sponsor’s obligations under this Paragraph 15 and in the event of any breach hereof the Company shall have specific right to enforce and seek appropriate damages relating to any breach of this Paragraph 15. This Paragraph 15 shall survive a termination of this letter agreement solely to the extent contemplated Paragraph 22 of the Limited Guaranty.
{Signature page follows.}

     Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, at which time this letter agreement shall become a binding agreement between the parties hereto.

Sincerely, 3G SPECIAL SITUATIONS FUND II L.P.
By:	/s/ Daniel Schwartz
	Name:	Daniel Schwartz
	Title:	Director

CONFIRMED AND AGREED TO
AS OF THE ABOVE DATE
BLUE ACQUISITION HOLDING CORPORATION

By:	/s/ Daniel Schwartz

	Name:	Daniel Schwartz
	Title:	Vice President
{Signature Page to Equity Commitment Letter}

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